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Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74889 of Championship Auto Racing Teams, Inc. on Form S-8 of our report dated August 23, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's ability to continue as a going concern, uncertainties, and the change in the Company's method of accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Championship Auto Racing Teams, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 23, 2004